Exhibit 10.8

Summary English Translation of Factory Lease Agreement dated September 30, 2000

Parties:

Shanghai SIMIC Electronics Co., Ltd (“SIMIC”) and Shanghai SIM-BCD Semiconductor Manufacturing Co. Ltd (“SIM-BCD”)

Date: September 30, 2000

Purpose:

SIMIC as lessor leases to SIM-BCD as the lessee certain factory space located at 800 Yishan Road, Shanghai.

Summary of Major Terms:

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Monthly rent is RMB133,218.36 but, for the first and second years, SIM-BCD only needs to pay 40% of the monthly rent (i.e. RMB53,287.34) and, for the third year, SIM-BCD only needs to pay 50% of the monthly rent (i.e. RMB 66,609.18). Thereafter SIM-BCD shall pay 100% of the monthly rent.

•	Term: 10 years subject to any renewal (including new rent) that may be negotiated by both parties half a year before the expiration of the term.

•

Either party may terminate the lease if the other party materially breaches the agreement or becomes insolvent or bankrupt or SIM-BCD is terminated due to the termination of the joint venture agreement that created SIM-BCD.

•	SIMIC shall not transfer any part of the leased factory space or assign any right regarding such leased factory space to any third party without SIM-BCD’s prior written consent.

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The governing law is PRC law and, if a dispute cannot be resolved by negotiation within 3 months, the dispute shall be submitted to arbitration in Hong Kong pursuant to the rules of Hong Kong International Arbitration Centre.